February 29, 2016


Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:


We were previously principal accountants for StoneCastle Financial Corp. (the "Company") and under the date of February 27, 2015, we reported on the financial statements of StoneCastle Financial Corp. as of December 31, 2014 and for the year then ended. On November 19, 2015, we were dismissed. We have read the statements made by the Company, which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR dated February 29, 2016 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the board of directors and the audit committee and we are not in a position to agree or disagree with the Company's statement that TWB was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements, or the subject of a disagreement or reportable events.

Very truly yours,
/s/KPMG LLP